Exhibit 99.1
BackWeb(R) Achieves Substantial Bottom-Line
Improvement in 2005 on Revenue Growth of 25%
Expands Customer Base and Establishes Important Partnerships While Improving Financial Results
SAN JOSE, Calif.—(BUSINESS WIRE)—Feb. 9, 2006—BackWeb Technologies Ltd. (Nasdaq: BWEB — News), a leading provider of offline and mobility software for web applications, today reported financial results for its fourth quarter and year ended December 31, 2005.
For the full year 2005, BackWeb’s revenue rose 25.6% to $6.91 million compared to $5.50 million in 2004. BackWeb reported a significantly lower full year net loss of $989,000, or $0.02 per share, in 2005, compared to a net loss of $5.14 million, or $0.13 per share, for the full year 2004.
BackWeb reported Q4 2005 revenue increased 14.4% to $1.75 million compared to $1.53 million in the fourth quarter of 2004. The year-over-year increase was primarily due to higher license revenues, complemented with a modest improvement in service revenue. License sales in the period included revenue from new customers such as BAE Systems Inc., Enhanced Care Initiatives, and Tibotec Therapeutics; new sales made to existing customers such as Ortho Biotech Products, L.P. and Novartis Pharmaceuticals Corporation; and revenues from partners such as SAP and Ignite Technologies. Included in Q4 2005 revenue was $250,000, which is the last of the revenue to be recognized from a significant license and distribution agreement with F-Secure Corporation announced in October 2004.
Expenses in the quarter were slightly higher than in the fourth quarter of 2004 and third quarter of 2005, reflecting modest investments in the sales and marketing departments during the fourth quarter of 2005. BackWeb’s Q4 2005 net loss was $301,000, or $0.01 per share, an increase over the Q3 2005 net loss of $208,000, or $0.01 per share, but well below the Q4 2004 net loss of $911,000, or $0.02 per share.
BackWeb’s Vice President Finance, Ken Holmes, said, “In 2005, we increased sales while cutting expenses which conserved our cash position. Our balance sheet remained solid, with no long-term debt and with cash and investments totaling approximately $7.9 million. In 2006, we will pursue top-line growth with disciplined spending and modest investments in sales and marketing.”
BackWeb’s CEO, Bill Heye, commented, “For the first time in our history, our flagship Offline Access Server (OAS) product accounted for the majority of our license revenue in 2005. We will continue to focus on the OAS product so that its growth continues and offsets the ending of quarterly revenue contributions recorded throughout 2005 from the F-Secure agreement. Our key accomplishments in 2005 were growing our customer base and expanding our partnerships. In particular, we launched new partnerships with systems integrators in key industries and initiated partner activity with Oracle. These partnerships made important contributions to our revenues in 2005. Our recent investments in sales and marketing are aimed at increasing the number of partnerships and expanding our sales coverage. We believe enterprises will continue to focus on web applications and mobile solutions to help their people become more productive. As they invest in mobile web productivity, we are positioned to capitalize on this trend, as was evidenced in 2005 by our new customer signings and by existing customers who expanded their use of our software.”
About BackWeb Technologies:
BackWeb mobilizes critical web applications and content for mobile workforces and remote offices. Mobile professionals can be productive anytime, anywhere, without interruption, regardless of connection status or network availability. BackWeb’s patented web and polite synchronization mobile solution delivers a seamless and simple user experience. The solution is commonly deployed to sales forces, field employees, mobile managers and remote operations. Typical e-business applications include enterprise sales force automation, CRM, e-learning and training and Human Capital Management (HCM). Content examples include document repositories and rich media.

BackWeb customers include market leaders such as Boehringer Ingelheim, Eastman Kodak, GE Healthcare, Hewlett-Packard, Johnson & Johnson, KLA Tencor, Lam Research, and Pfizer. BackWeb also serves customers through partnerships with BEA, Oracle PeopleSoft and SAP. BackWeb’s operations are centered in San Jose, California, and Rosh Ha ‘ayin, Israel with field offices in New York and Europe. Make every minute of your mobile professional’s day productive; visit www.backweb.com or call (877) 222-5932.
© 2006 BackWeb Technologies Ltd. All rights reserved. BackWeb is a registered trademark and Offline Access Server is a trademark of BackWeb Technologies Ltd. All other trademarks are property of their respective owners.
Statements in this news release, which are not purely historical, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements of beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include statements regarding: BackWeb’s ability to achieve sustainable profitability; the expected contributions to our business of BackWeb’s new officers; our planned increase in sales, marketing and partnering activity and the resulting expected increase to our expenses; and our efforts to expand our partnership base. Actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially from expectations include, but are not limited to, the ability of BackWeb’s new and existing sales personnel to effectively transition to the new sales execution model; the uncertainty of market acceptance of offline access products or our ability to license those products to customers; general economic conditions or any downturn in IT industry spending; the ability of BackWeb to develop innovative technology and deliver solutions that meet customer needs; and the potential emergence of competitive technologies or competitor companies. In addition, please refer to our periodic filings with the Securities and Exchange Commission, including our Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, which contain more detailed descriptions of the risk factors facing our business. BackWeb assumes no obligation to update any of the forward-looking statements in this release.

BackWeb Technologies Ltd.
Condensed Consolidated Balance Sheets
(in thousands)

	December 31,	December 31,
	2005	2004
	Unaudited
ASSETS
Current assets:
Cash and investments	$7,876	$10,320
Trade accounts receivable, net	1,554	1,677
Other current assets	325	378

Total current assets	9,755	12,375

Long-term investments and other assets	35	26
Property and equipment, net	213	154

Total assets	$10,003	$12,555

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$1,933	$1,800
Deferred revenue	977	2,672

Total current liabilities	2,910	4,472

Long-term liabilities	8	145
Total shareholders’ equity	7,085	7,938

Total liabilities and shareholders’ equity	$10,003	$12,555

BackWeb Technologies Ltd.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Three months ended		Year ended
	December	December	December	December
	31, 2005	31, 2004	31, 2005	31, 2004
	Unaudited		Unaudited
Revenue:
License	$743	$550	$3,312	$1,593
Service	1,010	983	3,599	3,906

Total revenue	1,754	1,533	6,911	5,499

Cost of revenue:
License	7	20	33	72
Service	150	209	684	1,170

Total cost of revenue	157	229	717	1,242

Gross profit	1,597	1,304	6,194	4,257

Operating expenses:
Research and development	508	811	2,178	3,338
Sales and marketing	1,135	1,039	3,452	4,313
General and administrative	296	612	1,656	2,145

Total operating expenses	1,939	2,462	7,286	9,796

Loss from operations	(342)	(1,158)	(1,092)	(5,539)

Finance and other income, net	41	247	103	98

Net loss	$(301)	$(911)	$(989)	$(5,143)

Net loss per share	$(0.01)	$(0.02)	$(0.02)	$(0.13)

Shares used in computing net loss per share	41,133	40,773	41,011	40,711